U.S. Gold Corp. Holds Annual Shareholder Meeting

-Shareholder Support Enables All Proxy Proposals to Pass

Elko NV, August 3, 2017 — U.S. Gold Corp. (the “Company”) [NASDAQ: USAU], a gold exploration and development company, announced the results of the Company’s annual shareholder meeting that was held on July 31, 2017 at 10:00 AM ET at its counsel’s offices in New York City.

The following proposals were acted on by the Company’s shareholders at the meeting:

●	Elected four directors (John Braca, James Dale Davidson, Timothy Janke and Edward Karr), to hold office until the next annual meeting of shareholders and until their respective successors have been duly elected and qualified.

●	Approved the appointment of Marcum LLP to serve as the Company’s independent public accountant for the fiscal year ending April 30, 2018.

●	Approved, on an advisory basis, the executive compensation of the Company’s executive officers (say-on-pay) for the year ending April 30, 2018.

●	Approved the Company’s 2017 Equity Incentive Plan including the reservation of 1,650,000 shares of common stock there under.

Edward Karr, U.S. Gold Corp.’s Chairman, President and Chief Executive Officer, stated “We are pleased that all the proxy proposals passed successfully in our Annual Shareholder Meeting. On behalf of U.S. Gold Corp., our Board and entire management team, I would like to personally thank all of our shareholders for taking the time to vote and for their support. I look forward to working closely with our Board and updating our shareholders on our future exploration efforts.”

About U.S. Gold Corp.

U.S. Gold Corp. is a publicly traded, U.S. focused gold exploration and development company. U.S. Gold Corp. has a portfolio of development and exploration properties. Copper King is located in South East Wyoming and has an historical Preliminary Economic Assessment (PEA) done by Mine Development Associates in 2012 for Strathmore Minerals Corporation. Keystone and Gold Bar North are exploration properties located on the Cortez trend in Nevada, identified and consolidated by Dave Mathewson. For more information about U.S. Gold Corp., please visit www.usgoldcorp.gold

Dataram is an independent manufacturer of memory products and provider of performance solutions that increase the performance and extend the useful life of servers, workstations, desktops and laptops sold by leading manufacturers such as Dell, Cisco, Fujitsu, HP, IBM, Lenovo and Oracle. Dataram’s memory products and solutions are sold worldwide to OEMs, distributors, value-added resellers and end users. Additionally, Dataram manufactures and markets a line of Intel Approved memory products for sale to manufacturers and assemblers of embedded and original equipment. 70 Fortune 100 companies are powered by Dataram. Founded in 1967, the Company is a US based manufacturer, with presence in the United States, Europe and Asia. For more information about Dataram, visit www.dataram.com.

Safe Harbor

The information provided in this press release may include forward-looking statements relating to future events, such as the exploration success of U.S. Gold Corp., development of new Dataram products, pricing and availability of raw materials or the future financial performance of the Company. Actual results may differ from such projections and are subject to certain risks including, without limitation, risks arising from: changes in the price of gold and mining industry cost inputs, memory chips, changes in the demand for memory systems, increased competition in the memory systems industry, order cancellations, delays in developing and commercializing new products, risks with respect to US Gold Corp faced by junior companies generally engaged in exploration activities, and other factors described in the Company’s most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed with the Securities and Exchange Commission, which can be reviewed at www.sec.gov. The Company has based these forward-looking statements on its current expectations and assumptions about future events. While management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory, and other risks, contingencies, and uncertainties, most of which are difficult to predict and many of which are beyond the Company’s control. The Company does not assume any obligations to update any of these forward-looking statements.

For additional information, please contact:

U.S. Gold Corp. Investor Relations:

+1 800 557 4550

ir@usgoldcorp.gold

www.usgoldcorp.gold